Exhibit 99.1

            Delta Apparel Reports Record Second Quarter 2006 Results

     DULUTH, Ga.--(BUSINESS WIRE)--Feb. 2, 2006--Delta Apparel, Inc. (AMEX:
DLA):

     --   Revenues of $57.7 Million Meet High End of Guidance Range --
     --   Gross Margins Improve 970 Basis Points to 31.7% --
     --   Basic Earnings Per Share Increase to Record $0.28 --
     --   Company Declares $0.04 Quarterly Dividend --

     Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its fiscal second quarter ended December 31, 2005. The Company's results for the fiscal 2006 second quarter include the operations from Junkfood Clothing Company which was acquired on August 22, 2005.
     For the second quarter of fiscal 2006, net sales rose 17.3% to a record $57.7 million compared to $49.2 million in the prior year quarter. Gross margins improved 970 basis points to 31.7% compared to 22.0% in the prior year second quarter and improved 80 basis points from the first fiscal quarter of 2006. Selling, general and administrative expenses were 23.9% of sales compared to 16.5% of sales in the prior year, primarily related to higher distribution costs, increased selling costs associated with the Junkfood business, and higher management incentive expenses. The increased distribution costs are primarily related to the addition of the New Jersey distribution center and the move to a new West Coast facility. Operating margin increased 300 basis points to 8.6% compared to 5.5% in the prior year period. Net income increased 105.9% to $2.4 million, or $0.28 per basic share, compared to the prior year's level of $1.2 million, or $0.14 per basic share.
     Robert W. Humphreys, President and CEO, commented, "We are very pleased to have achieved record sales, increased margins and record earnings in our second fiscal quarter. Our Soffe business was on target for the quarter, and demand continues to be strong for Junkfood products. Although the total sales in our Delta business did not meet our expectations, we achieved significant margin improvements and believe we will see sales growth in this business in the second half of the year."
     Mr. Humphreys continued, "We have completed the move to our new West Coast distribution facility in the Delta business with no shipping disruptions and we will be consolidating Soffe distribution and the Intensity Athletics operations into the same facility in the upcoming quarter to better serve our customers. This move is intended to expand our Activewear Apparel capacity, lower our stock outages, enhance sales and maximize margins for our business in the West Coast region. Our Retail-Ready segment continues its focus on product development and will be offering a variety of new products this spring. As we approach the spring selling season, we are encouraged with our increasingly diversified product offering and believe we are well positioned to continue to increase our sales and profits in the second half of the year."

     Fiscal 2006 Guidance

     For the third fiscal quarter ending April 1, 2006, the Company expects sales to be in the range of $66 to $70 million and basic earnings to be in the range of $0.29 to $0.33 per share. This compares to prior year fiscal third quarter sales of $58.3 million and basic earnings of $0.65 per share. In the prior year third quarter, the Company recorded a $0.26 per share gain related to the sale of the Edgefield, South Carolina yarn facility in January 2005 as well as a $0.08 per share gain related to the reversal of a foreign earnings tax liability. Excluding both of these one-time items, basic earnings per share in the prior year period would have been $0.31.
     For the twelve months ending July 1, 2006, the Company continues to expect sales to be in the range of $265 to $275 million and basic earnings to be in the range of $1.71 to $1.80 per share. When comparing fiscal 2006 estimates to fiscal 2005 results, the following chart highlights the Company's fiscal year 2005 basic earnings per share, adjusted for the impact of the sale of its Edgefield, South Carolina yarn spinning facility and adjusted for the reversal of the tax liability associated with the Company's decision to permanently reinvest its foreign earnings in Honduras.


     Actual FY05 Basic Earnings Per Share          $1.35
     Sale of Edgefield Plant                       (0.26)
     Reversal of Foreign Earnings Tax Liability    (0.08)
     Adjusted FY05 Basic Earnings per Share        $1.01


     Retail-Ready Apparel

     This segment, which includes the Soffe and Junkfood businesses, reported a sales increase of 90.6% to $29.2 million for the second quarter of fiscal year 2006 compared to $15.3 million in the prior year. The sales increase was primarily driven by the acquisition of Junkfood Clothing Company. Operating income for the three months ended December 31, 2005 increased 209.0% to $2.7 million compared to $0.9 million in the prior year.

     Activewear Apparel

     This segment, which includes the Delta Apparel business, reported sales of $28.5 million for the second quarter of fiscal 2006 compared to $33.9 million in the prior year quarter. The decline in sales was due to lower sales volume in the Company's private label channel and in its long-sleeve products, along with lower average selling prices. Operating margins for the three months ended December 31, 2005 improved 200 basis points driving an increase in operating income to $2.2 million compared to $1.9 million in the prior year, primarily related to less expensive raw materials and lower manufacturing costs flowing through cost of sales. Additionally, the business recorded a $0.4 million gain on the insurance recovery associated with inventory damaged during Hurricane Katrina.

     Dividend Payment

     The Board of Directors declared a dividend of four cents per common share of stock payable on February 27, 2006 to shareholders of record as of the close of business on February 15, 2006. This dividend was declared pursuant to the Company's previously announced quarterly dividend program, which the Company may amend or terminate at any time.

     Conference Call

     The Company will hold a conference call with senior management to discuss the financial results at 10:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-1296. A live webcast of the conference call will be available on the Company's web site at www.deltaapparel.com.

     About Delta Apparel, Inc.

     Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,000 worldwide. Additional information on our company is available at www.deltaapparel.com.

     Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, changes in fashion, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.


SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

                                Three Months Ended   Six Months Ended
                                Dec 31,   Jan 1,    Dec 31,    Jan 1,
                                 2005      2005      2005       2005
                                -------- --------- --------- ---------

Net Sales                       $57,702   $49,195  $118,275  $103,495
Cost of Goods Sold               39,433    38,379    81,312    81,102
                                -------- --------- --------- ---------
Gross Margin                     18,269    10,816    36,963    22,393

Selling, General and
 Administrative                  13,768     8,094    26,468    16,540
Other Income (Expense)              433       (15)      404        (5)
                                -------- --------- --------- ---------
Operating Income                  4,934     2,707    10,899     5,848

Interest Expense                    997       835     1,682     1,538
Taxes                             1,561       718     3,464     1,712

                                -------- --------- --------- ---------
Net Income                       $2,376    $1,154    $5,753    $2,598
                                ======== ========= ========= =========

Weighted Average Shares
 Outstanding
Basic                             8,621     8,292     8,577     8,288
Diluted                           8,681     8,562     8,621     8,559

Net Income per Common Share
Basic                             $0.28     $0.14     $0.67     $0.31
Diluted                           $0.27     $0.13     $0.67     $0.30



                                        Dec 31,     July 2,    Jan 1,
                                         2005        2005       2005
                                     ------------ ---------- ---------

Current Assets
Cash                                        $948       $298       $53
Receivables, Net                          32,161     36,611    27,739
Income Tax Receivable                      1,662          -       830
Inventories                              114,779     99,026   106,655
Deferred Income Taxes                      2,619      1,252     1,071
Assets Held for Sale                           -          -     6,384
Other Assets                               2,098      1,968     1,457
                                     ------------ ---------- ---------
Total Current Assets                     154,267    139,155   144,189

Noncurrent Assets
Property, Plant & Equipment, Net          20,692     19,950    16,326
Goodwill and Other Intangibles, Net       19,717          -         -
Deferred Income Taxes                          -          -       283
Other Noncurrent Assets                    1,855        409     2,403
                                     ------------ ---------- ---------
Total Noncurrent Assets                   42,264     20,359    19,012

                                     ------------ ---------- ---------
Total Assets                            $196,531   $159,514  $163,201
                                     ============ ========== =========


Current Liabilities
Accounts Payable and Accrued Expenses    $39,588    $36,700   $27,411
Current Portion of Long Term Debt          3,683     15,065    17,025
Income Tax Payable                             -        480         -
                                     ------------ ---------- ---------
Total Current Liabilities                 43,271     52,245    44,436

Noncurrent Liabilities
Long-Term Debt                            58,689     17,236    32,628
Deferred Income Taxes                      1,111        171         -
Other Noncurrent Liabilities                  19      3,398     8,533
                                     ------------ ---------- ---------
Total Noncurrent Liabilities              59,819     20,805    41,161

Stockholders' Equity                      93,441     86,464    77,604

                                     ------------ ---------- ---------
Total Liabilities and Stockholders'
 Equity                                 $196,531   $159,514  $163,201
                                     ============ ========== =========


    CONTACT: Delta Apparel, Inc., Duluth
             Company Contact:
             Herb Mueller, 678-775-6900
                 or
             Integrated Corporate Relations
             Investor Relations Contact:
             Bill Zima, 203-682-8200